Exhibit 10.5

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is entered into by and between Lowell Trangsrud (“Employee” or “Trangsrud”) and Ditech Networks, Inc., as well as any of its past or present parent, subsidiary, related, affiliated, predecessor, and/or successor corporations and entities, insurers, officers, directors, shareholders, representatives, agents, and employees (collectively “Company” or “Ditech”), for the following purposes and with reference to the following facts:

RECITALS

A.            WHEREAS, Employee’s last day of employment with the Company is effective as of January 4, 2010;

B.            WHEREAS, Employee and the Company desire to settle fully and finally all differences between them, including, but in no way limited to, any differences that might arise out of the Employee’s employment with the Company, and the termination thereof;

C.            WHEREAS, without any admission of any liability, fact, allegation, claim or defense by the parties, it is now the desire of the parties to amicably compromise, settle and release all claims of whatever kind or description and to effect a total resolution and compromise of all such disputes including, without limitation, disputes constituting, relating to, or arising from Employee’s application to, employment with, and termination from Ditech and/or any matters encompassed by any allegations of unlawful conduct or violations of company policy or practice;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties do hereby agree as follows:

AGREEMENTS

1.             Denial of Liability

Employee expressly recognizes that this Agreement shall not in any way be construed as an admission of any unlawful or wrongful acts whatsoever against Employee or any other person.  Ditech, including any of its insurers, officers, directors, shareholders, representatives, agents, and employees, specifically denies any liability to, or wrongful acts against, Employee or any other person.

2.             Consideration by Ditech

a.             Severance Pay. In consideration of the covenants and undertakings set forth in this Agreement, after this Agreement becomes legally effective and enforceable as defined under Paragraph 15 herein, Ditech shall pay to Employee the sum of One hundred thirty-three thousand two hundred and no cents ($133,200.00) (hereinafter the “Severance Amount”) no later than 14 calendar days after the legally effective date of this Agreement or with the next regularly scheduled payroll period after the legally effective date of this Agreement as provided in Paragraph 16 of this Agreement.  The Severance Amount shall be reduced by authorized deductions and deductions or withholdings required by law.

b.             Continuation of Health Insurance.  Until the earlier of the date Trangsrud finds employment providing health insurance coverage, or eight (8) months after the effective date of his termination (the “Termination Date”), Ditech will continue Trangsrud’s existing health coverage by paying the Trangsrud’s COBRA premiums for that period of time.

Ditech’s obligation is conditioned upon Trangsrud’s continued eligibility under COBRA and the health insurance plan, and Trangsrud having timely elected COBRA coverage.

c.             Stock Options.  During Trangsrud’s employment with Company, Company granted Trangsrud certain options to purchase shares of Company’s common stock subject to a vesting schedule (“Options”).  If the applicable exercise price of any Option is higher than the closing trading price of Company’s common stock as reported on the NASDAQ Stock Market on the Termination Date (“Underwater Options”) the Company will amend each such Underwater Option to permit Trangsrud to exercise any vested shares subject to such Underwater Options at any time on or before the earlier of (i) six (6) months from the date of the Termination Date, or (ii) the expiration date of such Underwater Options.  Should the Termination Date fall on a weekend or holiday, “closing trading price” will be the preceding Friday’s closing price.  Except as set forth in this Section 2(C), all Underwater Options will continue to be governed by the applicable stock option agreements and plan documents.  Trangsrud is advised by Company to seek independent legal advice with respect to tax issues regarding the Underwater Options.  Company makes no representation regarding any such tax issues.

d.             Retention Bonus:  Trangsrud remains entitled to the time based cash retention bonus established by the Board of Directors on May 19, 2009 of ninety thousand dollars and no cents ($90,000.00).  The Retention Bonus Amount shall be reduced by authorized deductions and other deductions or withholdings required by law.

e.             Additional Consideration.  Upon the Termination Date, The Company will provide Trangsrud with a Final Severance and Release Agreement attached as Exhibit A.  Once the Final Severance and Release Agreement becomes legally effective, Ditech will provide Trangsrud with the following: 1)  Outplacement Services: Outplacement Services with Lee Hecht Harrison.  a) The Outplacement Services will be valued at up to three thousand five hundred ($3,500) dollars (paid directly to Lee Hecht Harrison) and b) The Outplacement Services will also include one thousand five hundred dollars ($1,500) to be used at Trangsrud’s discretion for outplacement services and will either be paid directly to a provider or paid directly to Trangsrud as income. The Outplacement Services must be initiated prior to February 28, 2010.  2)  Additional Extension of Exercise Period for Vested, Underwater Options:  The Company will amend each such Underwater Option to permit Trangsrud to exercise any vested shares subject to such Underwater Options at any time on or before the earlier of (i) twelve (12) months from the date of the Termination Date, or (ii) the expiration date of such Underwater Options.  Should the Termination Date fall on a weekend or holiday, “closing trading price” will be the preceding Friday’s closing price.  Except as set forth in this Section 2(E), all Underwater Options will continue to be governed by the applicable stock option agreements and plan documents.  Trangsrud is advised by Company to seek independent legal advice with respect to tax issues regarding the Underwater Options.  Company makes no representation regarding any such tax issues.

3.             Employee’s Warranty

Employee represents that, other than the allegations described in this Agreement, Employee has no other pending claims, complaints, charges or appeals against or involving Ditech, as well as any of its past or present parent, subsidiary, related, affiliated, predecessor, and/or successor corporations and entities, insurers, officers, managers, directors, shareholders, agents, and employees associated with Ditech, with any state or federal court, or any local, state, federal or administrative agency.  Employee agrees to cause to be withdrawn any such claim, complaint or charge should one be found in fact to be pending.  Employee further specifically represents that Employee will not in the future file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court or any proceeding before any local, state, federal or administrative agency against Ditech or any of its past or present parent, subsidiary, related, affiliated, predecessor, and/or successor corporations and entities, insurers, officers, managers, directors, shareholders, representatives, agents, and employees associated with Ditech (unless such aid or assistance is ordered by a court or sought by a government agency) claiming that Ditech or any of its past or present parent, subsidiary, related, affiliated, predecessor, and/or successor corporations and entities, insurers, officers, managers, directors, shareholders, representatives, agents, and employees have violated any local, state or federal laws, statutes, ordinances or regulations, or committed tortious conduct and/or violations of contractual relationships of any kind, including, but not limited to: breach of contract or implied contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; wrongful or unlawful discharge or demotion; violation of public policy, retaliation; intentional or negligent infliction of emotional distress; assault; battery; intentional or negligent misrepresentation; conspiracy; tortious denial of a contract; interference with proprietary interests; failure to pay wages, bonuses, benefits, vacation pay, severance pay or other compensation of any sort; negligence; negligent hiring, retention or supervision; defamation; unlawful effort to prevent employment; violation of constitutional rights; discrimination or harassment on the basis of race, color, sex, national origin, religion, age, marital status, pregnancy, disability or medical condition; wrongful termination in violation of public policy; retaliation; or other wrongful conduct, based upon events occurring prior to the date this Agreement is executed by Employee.  Employee acknowledges that this warranty is a material inducement for Ditech’s consideration described in this Agreement.

4.             Complete and General Release of Claims

a.             In consideration of the covenants and undertakings set forth in this Agreement, Employee waives, releases and forever discharges Ditech and each of its current and former affiliates, subsidiaries, parents, divisions, investors, successors, insurers, predecessors and assigns, as well as each of their respective past and present representatives, agents, directors, officers, shareholders, partners, insurers, representatives, consultants, attorneys, and employees, (collectively, “Ditech Releasees”), and each of them, from any and all claims of any kind or nature, whether known or unknown or suspected or unsuspected, which Employee now owns or holds, or has at any time before the date this Agreement is fully executed by Employee, owned or held against any of the Ditech Releasees, and each of them.  In addition, Employee acknowledges that Employee has received the entirety of all wages, sums, and other monies that were ever due to Employee by Ditech or any of the Ditech Releasees.

b.             The phrase “any and all claims” as used in this Agreement includes, but is not limited to, all claims, demands, causes of action, complaints, or actions of any kind, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, past or present, contingent or fixed including, but not limited to: (i) any and all claims constituting, relating to, or arising out of Employee’s employment with Ditech, including any charges or complaints filed with any administrative agency, including, without limitation, the U.S. Equal Employment Opportunity Commission or the Department of Fair Employment and Housing; (ii) any and all claims based on tort or contract; (iii) any and all claims arising under federal, state or local law or statute, including, but not limited to any and all claims of age discrimination arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act of 1993, 29 U.S.C., § 2601, et seq., the

United States Constitution, the Employee Retirement Income Security Act of 1974, 29 U.S.C., § 1001, et seq., and any other federal, state or local fair employment practices or civil rights law, ordinance, regulation, executive order and/or other law or regulation governing the terms and conditions of employment; (iv) any and all claims arising out of, related to or connected with the application to, employment of, or termination of Employee by Ditech, the terms and conditions of Employee’s employment, the termination of such employment, and/or the failure to employ Employee in the future, and any employment practice, procedure, policy or decision of, or omission or action taken by, the Ditech Releasees, and each of them, including, but not limited to, any claims for wrongful discharge, retaliation, misrepresentation, defamation, harassment, denial of promotion, fraud, fraudulent inducement, emotional distress, or negligent hiring or retention; and (v) any and all claims arising out of, related to, or connected with any legal restrictions on Ditech’s right to terminate Employee’s employment, and whether for compensatory, punitive, equitable or other relief, including attorneys’ fees, all to the fullest extent permitted by law.

5.             Waiver of California Civil Code Section 1542

Employee does hereby, and for his heirs, legal representatives, agents, successors-in-interest and assigns, expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of California or any other state laws, and does so understanding and acknowledging the significance and consequences of such specific waiver of Section 1542.  Employee acknowledges that he is being represented in this matter by counsel, and acknowledges that he is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Employee expressly acknowledges that this Agreement is also intended to include in its effect, without limitation, all claims which he does not know or expect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims.

6.             No Assignment or Transfer of Released Matters

Employee represents and warrants that Employee has full and exclusive authority to release and discharge those matters released by this Agreement and that no portion of any of the matters released pursuant to Paragraph 4 above has been assigned or transferred to any other person, firm or corporation who is not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand, or suit should be made or instituted against any of the mutual released parties because of any such purported assignment, subrogation, or transfer, each party agrees to indemnify and hold harmless the other released part(ies) against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

7.             Non-Solicitation

Non-Solicitation of Employees: In consideration of the Severance Amount provided in paragraph 2 of this Agreement, Employee agrees that for a period of one year after the effective date of this Agreement, he will not, directly or indirectly, induce, solicit, recruit or encourage any employee of Company to leave the employ of Company, which means that he/she will not: (i) disclose to any third party the names, backgrounds or qualifications of any employees or otherwise identify them as potential candidates for employment; or (ii) personally or through any other person approach, recruit, interview or otherwise solicit employees to work for Employee or any other employer as an employee, agent, or independent contractor.

8.             Confidentiality

Employee represents and warrants that, with the exception of Employee’s immediate family, Employee shall not disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, directly or indirectly, specifically or generally, to any person, corporation, association, agency or entity any of the events (including any negotiations) which led to the execution of this Agreement and the execution and the terms and conditions of this Agreement, except (i) that Employee may reveal to Employee’s attorneys and/or accountants such information but only to the extent such a disclosure is necessary to assist and give Employee appropriate legal and/or financial advice, or (ii) to the extent that Employee must comply with, or respond to, a valid order, demand or regulation by a court or an administrative or governmental agency.

9.             Non-Disclosure of Confidential Information

a.             Confidential Information:  Employee understands and agrees that while employed by Ditech, Employee may have had access to, learned of, acquired or otherwise became informed of Ditech’s proprietary and/or confidential information that is not generally known to the public or the competitors of Ditech, including without limitation, Company information regarding (i) marketing, development, financial and sales data and strategies, including any contained in any Company computer systems, (ii) lists of any customers, suppliers, employees or agents, (iii) any business, marketing or sales reports, plans, or similar analysis, (iv) terms of any contracts or agreements with any customers, suppliers, employees or agents, (v) pricing and other financial information, (vi) methods of operating any of its businesses, (vii) volumes of business and profit margins, (viii) technical, technological and production know-how, (ix) future plans and methods of doing business, (x) products, inventions, applications, designs, programs, patents and other processes or documentation, whether developed or in development, (xi) policies and procedures relating to its customers, suppliers, employees or agents; (xii) Company customers’ contact information, volumes of business and profit margins, business operations and methods, preferences and special needs, pricings and other financial information, and terms of any contracts or agreements with the Company; (xiii) Company employees’ salaries, commissions and other benefits, levels of knowledge, performance, experience and expertise,  strengths and weaknesses, and special talents; and, (xiv) all non-public personal, financial and/or health information regarding employees, agents, clients or other individuals otherwise associated with Ditech (collectively “Confidential Information”).

b.             Non-Disclosure:  Employee understands and agrees that such Confidential Information constitutes private information subject to privacy rights under the California Constitution, and/or other applicable statutes, rules and the common law.  Ditech’s Confidential Information is a competitive asset of Ditech that is and shall remain the exclusive property of the Company and, to that end, Employee covenants and warrants that Employee shall never directly or indirectly make known, divulge, reveal, furnish, make available, disclose, or use any Confidential Information until and unless any such Confidential Information shall have become, through no fault of Employee, generally known to the public.

c.             Obligations:  Employee understands and agrees that Employee’s obligations of confidentiality hereunder are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality Employee has to the Company as established in the “Employee Invention Assignment and Confidentiality Agreement” signed by Trangsrud and effective July 9, 2001.

10.                               Return of Company Property and Confidential Information

Employee represents and warrants that Employee has returned to Ditech, and does not have in Employee’s possession, any and all Company property and Confidential Information (defined above in Paragraph 9) which were provided to Employee by Ditech or were otherwise in Employee’s possession, custody or control as a result of Employee’s employment with Ditech.  Company property includes the original and all copies of any documents, photographs, mechanical or electronic recordings, audio and video tape recordings, computer disks or printouts, reports, drafts, memoranda, notes, correspondence, analysis, calendars, appointment books, and all other writings or recordings of any means, that constitute, contain, concern or relate to any Confidential Information, including without limitation all documents Employee produced to Ditech with respect to Employee’s allegations.

11.          Non-Disparagement

Employee and Ditech agree to not make any negative, disparaging, detrimental or derogatory comments to any third party concerning one another, or any of their current and former officers, directors, managers, employees or agents, or concerning its or their products, methods of doing business, or employment practices.

12.          No Cooperation Regarding Other Potential Claims

Employee shall not assist or aid any person, corporation, firm, partnership, or other entity, with any legal action, legal proceeding, or litigation against Ditech, unless such aid or assistance is ordered by a court or sought by a government agency or by compulsory legal process.  Employee also shall not (either orally or in writing, or in any other manner whatsoever) voluntarily initiate communications with, or respond to communications from, any person, corporation, partnership, or other entity, about any action, cause of action, or other matter against Ditech, unless such aid or assistance is ordered by a court or sought by a government agency or by compulsory legal process.  In the event such assistance, aid or communication is legally compelled, Employee shall immediately provide Ditech copies thereof and all relevant information available to Employee including copies of all relevant, non-privileged documents to permit Ditech to intervene to quash, narrow, or otherwise limit the scope of the order or legal process.  Employee shall not respond to the order or legal process or communicate with third parties regarding matters addressed by the order or legal process until the date prescribed for performance or, if Ditech has made opposition, until the court or agency has ruled on Ditech’s opposition and Ditech has exhausted and waived all opportunities for appeal.

13.          Remedies for Breach of this Agreement

If Employee breaches paragraphs 8, 9, 10, 11 and/or 12 of this Agreement, then Ditech shall have, in addition to and without limiting any other remedy or right it may have at law or in equity, the right to a temporary and permanent injunction restraining any such breach, without any bond or security being required.  In any such proceeding, Employee shall waive any defense that the Company has an adequate remedy at law or that the injury suffered as a consequence of such breach is not irreparable.

14.          Review and Consideration of Agreement

Employee understands that Employee has been given a period of 21 days to review and consider this Agreement before signing it.  Employee further understands that Employee may use as much, or as little, of this 21-day period as Employee wishes prior to signing this Agreement.

15.          Right to Revoke Agreement

Employee may revoke this Agreement within seven (7) calendar days following Employee’s execution of this Agreement.  Revocation may be made only by delivering a written notice of revocation to John C. Fox, Esq., counsel for Ditech, at MANATT, PHELPS & PHILLIPS, LLP, 1001 Page Mill Road, Building 2, Palo Alto, CA 94304.  This Agreement shall become legally effective and enforceable after the expiration of the seven-day revocation period.  However, if Employee revokes this Agreement within the seven-day revocation period, the Agreement shall not be effective or enforceable and Employee shall not receive the payment or benefits described in this Agreement, including that which is set forth in Paragraph 2 above.

16.          Older Worker Benefit Protection Act

To comply with the Older Worker Benefit Protection Act of 1990 (“OWBPA”), Employee has been advised of Employee’s right to consult an attorney and of the legal requirements of OWBPA, including Employee’s right to consider this Agreement for up to 21 days before signing and Employee’s right to revoke the Agreement within seven days after signing it, and fully incorporates the legal requirements by reference into this Agreement.

17.          Miscellaneous Provisions

a.             Governing Law

This Agreement shall be governed by the laws of the State of California, both procedural and substantive, without regard to its conflict of law provisions.

b.             Attorneys’ Fees and Costs

Except as provided herein, each party shall bear its own attorneys’ fees and costs.  In the event of any dispute arising out of this Agreement, the prevailing party shall be entitled to recover all of their costs and reasonable attorneys’ fees.

c.             Joint Preparation of Agreement

The parties have cooperated in the preparation of this Agreement and, hence, it shall not be interpreted or construed against or in favor of any party by virtue of the identity, interest or affiliation of its preparer.

d.             Severability

In the event that any portion of this Agreement shall be held to be void, voidable, illegal or unenforceable, the remaining portions shall remain in force and effect.

e.             Entire and Final Agreement; No Modification

This Agreement is the entire agreement between Employee and Ditech and they supersede any previous negotiations, agreements and understandings concerning the subject matters of this Agreement.  This Agreement is intended to be and is final and binding, regardless of any claims of misrepresentation, concealment of fact, or mistake of law or fact.  Employee and Ditech acknowledge that Employee/Ditech has not relied on any oral or written representation by the other parties to induce the other to sign this Agreement, other than the terms of this Agreement.  No modifications of this Agreement can be made except in writing signed by Employee and an authorized representative of Ditech.

f.              Execution and Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed the original, all of which together shall constitute one and the same instrument.  A faxed copy shall be deemed as an original, but the parties agree to forward a hard copy of their respective signatures to the other party promptly thereafter.

EACH PARTY ACKNOWLEDGES THAT EMPLOYEE OR DITECH HAS BEEN PROVIDED WITH SUFFICIENT TIME AND OPPORTUNITY TO CONSIDER THIS AGREEMENT AND TIME TO CONSULT WITH COUNSEL.  EACH PARTY ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE AND DITECH ENTER INTO THIS AGREEMENT FREELY, KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION AND BASED ON EMPLOYEE’S OR DITECH’S OWN JUDGMENT AND NOT RELIANCE UPON ANY REPRESENTATION OR PROMISES MADE BY ANY OTHER PARTY.

DATED: November 16, 2009	/s/ Lowell Trangsrud
Lowell Trangsrud

DATED: November 13, 2009	/s/ Todd Simpson
Todd Simpson President & CEO On Behalf of Ditech Networks

EXHIBIT A

FINAL SEVERANCE AND RELEASE AGREEMENT

For the period of November 16, 2009 through January 4, 2010, Trangsrud and Ditech agree to the same terms and conditions as described in the CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT dated November 16, 2009.

In exchange for this FINAL SEVERANCE AND RELEASE AGREEMENT, upon the legally effective date of this agreement, Trangsrud will receive the consideration outlined in Section 2(E).

EACH PARTY ACKNOWLEDGES THAT EMPLOYEE OR DITECH HAS BEEN PROVIDED WITH SUFFICIENT TIME AND OPPORTUNITY TO CONSIDER THIS AGREEMENT AND TIME TO CONSULT WITH COUNSEL.  EACH PARTY ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE AND DITECH ENTER INTO THIS AGREEMENT FREELY, KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION AND BASED ON EMPLOYEE’S OR DITECH’S OWN JUDGMENT AND NOT RELIANCE UPON ANY REPRESENTATION OR PROMISES MADE BY ANY OTHER PARTY.

DATED: January 4, 2010	/s/ Lowell Trangsrud
Lowell Trangsrud

DATED: January 4, 2010	/s/ Todd Simpson
Todd Simpson President & CEO On Behalf of Ditech Networks